EXHIBIT 99.1
FOR IMMEDIATE RELEASE	Contact: James F. Arneson President 360.459.1100

Venture Financial Group Announces 2006 Record Earnings
And Asset Growth

FOURTH QUARTER & ANNUAL HIGHLIGHTS

  Quarterly Return on Average Equity 14.66%
  Assets, Loans, & Deposits at record levels due to significant growth
  2006 Earnings Per Share up 17.8% over 2005
  Record quarterly and annual earnings
  Loan portfolio quality remains solid

Olympia, Wash., January 24, 2007 – Venture Financial Group, Inc. (“Venture” or “the Company”), parent company of Venture Bank (www.venture-bank.com) today announced for the fourth quarter ended December 31, 2006, net income of $3.1 million, an increase of 14.8% or $400,000 as compared to $2.7 million for the fourth quarter of 2005. For the twelve months ending December 31, 2006 net income was $11.1 million, which was an increase of 23.3% over the net income for the twelve months ended December 31, 2005 of $9.0 million. Excluding one time gains in previous years, this represents the highest quarterly and annual net income figures in company history. Diluted earnings per share grew 17.8% for the twelve months ended December 31, 2006 as compared to the prior year. The fourth quarter return on average equity improved to 14.66% in 2006 from 13.77% in 2005. The year-to-date return on average equity at December 31, 2006 was 14.05% compared to 14.87% at December 31, 2005.

At December 31, 2006, total assets were $978.1 million which was an increase of 29.9% or $225.3 million over the December 31, 2005 total assets of $752.8 million.

“It has been a record breaking year for Venture Financial Group, Inc. and highlights the strength of our business,” said Ken F. Parsons, Sr., Venture Financial Group Chairman and CEO.

Total loans at December 31, 2006 were $716.1 million which was an increase of 18.9% or $113.8 million from the $602.3 million at December 31, 2005. “Much of this increase has been real estate construction related,” said Jim Arneson, President and CEO of Venture Bank. “We are continually monitoring real estate activity in the Northwest and have not yet seen the weakness exhibited in other parts of the country.”

Total deposits were $771.3 million at December 31, 2006 which was an increase of $257.3 million or 50.1% from the $514.0 million in total deposits at December 31, 2005. “We saw significant success in raising deposits this year as the Venture Bank brand is becoming more widely known in western Washington,” said Arneson.

The quality of the Company’s assets remains strong. Nonperforming assets as a percentage of total assets were successfully decreased to 0.07% at December 31, 2006 from 0.36% at December 31, 2005.

Operating Results

Net Interest Income
Net interest income for the fourth quarter of 2006 increased 16.9% to $9.7 million, from $8.3 million for the fourth quarter of 2005. The net interest margin at December 31, 2006 was 4.41% and at December 31, 2005 was 4.93% . The narrowing of the net interest margin is due primarily to a change in the mix of assets and liabilities on the balance sheet. The tactical change in the asset and liability mix provides more liquidity and adds assets that require less overhead cost. A portion of the liabilities were shifted to deposits from borrowings. The interest rate environment that includes a relatively flat to inverted treasury yield curve creates a challenging environment for stabilizing the margin.

Net interest income for the twelve months ending December 31, 2006, increased by 26.1% or $7.4 million from $28.4 to $35.8 million compared to the same period in 2005.

Non Interest Income
Non-interest income for the fourth quarter of 2006 was $2.2 million which is an increase of $200,000 compared to the fourth quarter of 2005. The major components of non-interest income include saleable mortgage loan fee income, service charge income, and other income. Residential mortgage volume remained strong, providing fee income of $426,000 for the fourth quarter of 2006 as compared to $404,000 for the fourth quarter of 2005. Service charge income of $984,000 for the fourth quarter of 2006 compares to $1,006,000 for the fourth quarter 2005. Other non-interest income for the fourth quarter of 2006 was $769,000 compared to $567,000 for the fourth quarter of 2005.

Non-interest income for the twelve months ending December 31, 2006 was $8.7 million, an increase of 6.1% or $500,000 compared to the same period in 2005.

Non Interest Expense
Total non-interest expense increased 9.7% or $600,000 for the three months ended December 31, 2006 compared to the three months ended December 31, 2005. Salaries and benefits increased during the period while occupancy and equipment and other expense both decreased.

Non-interest expense for the twelve months ended December 31, 2006 was $26.7 million, an increase of 17.1% or $3.9 million compared to $22.8 million for the same period in 2005. The increases are primarily attributed to the costs associated with the purchase of Redmond National Bank and the opening of our Lakewood financial center, both in late 2005.

Nonperforming Loans
Nonperforming loans as a percentage of total loans decreased 27 basis points from December 31, 2005 to December 31, 2006. The Company’s portfolio quality finished at an all time high with non-accruals at just $690,000, or 0.10% of the portfolio, compared to $2.2 million, or 0.37% of the portfolio on December 31, 2005. Foreclosed properties at December 31, 2006 totaled just $34,000, compared to $474,000 one year ago.

About Venture Financial Group
Venture Financial Group, through its wholly owned subsidiary Venture Bank, has 17 offices in four western Washington counties and offers a full spectrum of financial services including commercial, construction, residential and consumer lending, deposit products and other banking services. Further information about Venture Bank may be found at www.venture-bank.com.

VENTURE FINANCIAL GROUP CONSOLIDATED BALANCE SHEET (Dollars in thousands, except per share amounts; unaudited)

	December 31,	December 31,
	2006	2005
Assets
Cash and due from banks	$16,676	$16,791
Interest bearing deposits in banks	1,078	1,308
Federal funds sold	6,790	6,230
Securities available for sale, at fair value	163,129	61,593
FHLB and TIB Stock, at cost	4,590	4,490

Loans held for sale	4,642	5,699
Loans	711,453	596,636
Allowance for credit losses	(8,917)	(8,434)
Net loans	702,536	588,202

Premises and equipment	28,716	19,034
Foreclosed real estate	34	474
Accrued interest receivable	4,394	3,117
Cash value of life insurance	17,540	16,655
Intangible assets	25,874	26,508
Other assets	2,109	2,692
Total assets	$978,108	$752,793

Liabilities
Deposits:
Demand	$100,788	$99,161
Savings and interest bearing demand	327,381	189,419
Time deposits	343,081	225,448
Total deposits	771,250	514,028

Repurchase agreements	33,541	33,309
Short term borrowing	33,529	68,489
Long term debt	42,682	52,682
Accrued interest payable	1,783	1,288
Other liabilities	10,279	6,843
Total liabilities	893,064	676,639

Stockholders’ Equity
Common stock, (no par value); 10,000,000 shares authorized,	35,411	36,905
shares issued and outstanding: December 2006 – 7,186,349
December 2005 – 7,218,152
Retained earnings	49,989	40,879
Accumulated other comprehensive income	278	(1,033)
Advances to employee retirement plan	(634)	(493)
Unearned employee stock awards	0	(104)
Total stockholders’ equity	85,044	76,154
Total liabilities and stockholders’ equity	$978,108	$752,793
Other Data
Nonperforming assets to total assets	0.07%	0.36%
Nonperforming loans to total loans	0.10%	0.37%
Allowance for credit losses to loans	1.25%	1.41%
Allowance for credit losses to nonperforming loans	1,290.45%	378.72%
Equity to Assets	8.69%	10.12%
Net interest margin	4.41%	4.93%

VENTURE FINANCIAL GROUP CONSOLIDATED STATEMENT OF INCOME (Dollars in thousands, except per share amounts; unaudited)
	Three months ended		Twelve months ended
	December 31		December 31
	2006	2005	2006	2005
Interest Income
Loans	$16,211	$11,938	57,717	$38,043
Federal funds sold and deposits in banks	58	55	282	350
Investments	2,063	690	6,672	2,986
Total interest income	18,332	12,683	64,671	41,379

Interest Expense
Deposits	6,944	2,820	21,373	7,592
Fed funds purchased	1	11	175	35
Repurchase agreements	445	292	1,675	1,084
Other	1,200	1,224	5,632	4,221
Total interest expense	8,590	4,347	28,855	12,932

Net interest income	9,742	8,336	35,816	28,447

Provision for credit losses	375	39	1,075	753
Net interest income after provision
for credit losses	9,367	8,297	34,741	27,694

Non-interest income
Service charges on deposit accounts	984	1,006	3,953	3,569
Origination fees on mortgage loans sold	426	404	1,809	1,634
Other operating income	769	567	2,904	3,007
Total non-interest income	2,179	1,977	8,666	8,210

Non-interest expense
Salaries and employee benefits	3,834	2,954	14,985	12,093
Occupancy and equipment	991	1,065	4,072	3,754
Other expense	1,996	2,229	7,611	6,953
Total non-interest expense	6,821	6,248	26,668	22,800

Operating income before income taxes	4,725	4,026	16,739	13,104

Provision for income taxes	1,627	1,367	5,670	4,076

Net income	$3,098	$2,659	$11,069	$9,028

Earnings per Share Data
Basic earnings per share	$0.43	$0.37	$1.54	$1.33
Diluted earnings per share	$0.43	$0.36	$1.52	$1.29
Dividends declared per share	$0.075	$0.07	$0.29	$0.28

Weighted average number of common shares	7,139,757	7,182,421	7,172,290	6,769,481

Weighted average number of common shares,
Including dilutive stock options	7,240,190	7,391,983	7,295,569	6,979,043

Performance Ratios
Return on average assets (annualized)	1.25%	1.44%	1.25%	1.46%
Return on average equity (annualized)	14.66%	13.77%	14.05%	14.87%